Exhibit A-3

                      ARTICLES OF AMENDMENT AND RESTATEMENT

                                       OF

                               AGL RESOURCES INC.


     AGL RESOURCES INC., a Georgia corporation (the "Corporation"), prior to the issuance of any of its shares, amends and restates its Articles of Incorporation through the act of its directors, as follows:


                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                               AGL RESOURCES INC.


                                       I.

                                 CORPORATE NAME

     The name of the Corporation is: AGL Resources Inc. (hereinafter, the "Corporation").


                                       II.

                                AUTHORIZED SHARES

     Section 2.01. Common Stock: The Corporation shall have authority to issue not more than Seven Hundred Fifty Million (750,000,000) shares of Common Stock, par value $5.00 per share (the "Common Stock"), which shall have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution.

     Section 2.02. Preferred Stock: The Corporation shall have authority to issue Ten Million (10,000,000) shares of Preferred Stock, with or without par value, which may be of one or more series, with such voting power, preferences, designations, rights, qualifications, limitations, or restrictions, and subject to application dependent upon determination of facts ascertainable outside the Articles of Incorporation, as the Board of Directors may from time to time determine in the resolution and statement filed with the Secretary of State of Georgia as an amendment to these Articles of Incorporation.

     Section 2.03. Class A Junior Participating Preferred Stock: The corporation shall have the authority to issue 10,000,000 shares of Class A Junior Participating Preferred Stock (the "Class A Preferred Stock"), with such voting power, preferences, designations, rights, qualifications, limitations, or restrictions as set forth below.

     (1) Dividends: Subject to the rights of the holders of any shares of any class or series of Preferred Stock of the Company (the "Preferred Stock") ranking prior and superior to the Class A Preferred Stock with respect to dividends, the holders of the Class A Preferred Stock, in preference to the holders of Common Stock, and of any other stock of the Company ranking junior to the Class A Preferred Stock, shall be entitled to receive, when, as and if declared by the board of directors out of funds legally available for the purpose, quarterly, dividends payable in cash on the last day of January, April, July, and October in each year (each such date being referred to herein as a "Dividend Payment Date"), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Class A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of One Dollar ($1.00) or (b) subject to the provision for adjustment hereinafter set forth, 100 times thee aggregate per share amount of all cash dividends and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock, declared on the Common Stock since the immediately preceding Dividend Payment Date or, with respect to the first dividend Payment Date, since the first issuance of any share or fraction of a share of Class A Preferred Stock. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Class A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (2) Declaration of Dividends: The Company shall declare a dividend or distribution on the Class A Preferred Stock as provided in paragraph (1) of this
Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock) provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Dividend Payment Date and the next subsequent Dividend Payment Date, a dividend of One Dollar ($1.00) per share on the Class A Preferred shall nevertheless be payable, when, as and if declared, on such subsequent Dividend Payment Date.

     (3) Dividends to be Cumulative: Dividends shall begin to accrue and be cumulative, whether or not earned or declared, on outstanding shares of Class A Preferred Stock from the Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Dividend Payment Date or is a date after the record date for the determination of holders of shares of Class A Preferred Stock entitled to receive a quarterly dividend and before such Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Class A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of class A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

     (4) Voting Rights: The holders of shares of Class A Preferred Stock shall have the following voting rights:

     (a) Subject to the provision for adjustment hereafter set forth and except as otherwise provided in this Article or required by law, each share of Class A Preferred Stock shall entitle the holder thereof to 100 votes on all matters upon which the holders of the Common Stock of the Company are entitled to vote. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Class A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (b) Except as otherwise provided herein, in this Article or in any Articles of Amendment of the Articles of Incorporation creating a class or series of Preferred Stock or any similar stock, and except as otherwise provided by law, the holders of shares of Class A Preferred Stock and any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Company.

     (c) Except as set forth herein, or as otherwise provided by law, holders of Class A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

     (5) Certain Restrictions: (a) Whenever quarterly dividends or other dividends or distributions payable on the Class A Preferred Stock as provided in subsection (2) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not earned or declared, on shares of Class A Preferred Stock outstanding shall have been paid in full, the Company shall not:

     (i) declare or pay dividends, or make any other distributions, on any class or series of stock ranking junior (as to dividends) to the Class A Preferred Stock;

     (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (as to dividends) with the Class A Preferred Stock, except dividends paid ratably on the Class A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

     (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Class A Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Company ranking junior (as to dividends and upon dissolution, liquidation, or winding up) to the Class A Preferred Stock or rights, warrants or options to acquire such junior stock;

     (iv) redeem or purchase or otherwise acquire for consideration any shares of Class A Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Class A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

     (b) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration, any shares of stock of the Company, unless the Company could, under paragraph (5) of this section (C), purchase or otherwise acquire such shares at such time and in such manner.

     (6) Reacquired Shares: Any shares of Class A Preferred Stock purchased or otherwise acquired by the company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.

     (7) Liquidation, Dissolution or Winding Up: Upon any liquidation, dissolution or winding up of the company, no distribution shall be made (I) to the holders of the Common Stock or of shares of any other stock of the Company ranking junior, upon liquidation, dissolution or winding up, to the Class A Preferred Stock unless, prior thereto, the holders of sharers of Class A Preferred Stock shall have received One Hundred Dollars ($100) per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment, provided that the holders of shares of Class A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provisions for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of common Stock, or (ii) to the holders of shares of stock ranking on a parity upon liquidation, dissolution or winding up with the Class A Preferred Stock, except distributions made ratably on the Class A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Class A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (8) Consolidation, Merger, or Other Business Combinations: In case the Company shall enter into any consolidation, merger, combination, share exchange or other transaction in which the shares of Common Stock are converted into, exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Class A Preferred Stock shall at the same time be similarly converted into, exchanged for or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which hor for which each share of Common Stock is converted or exchanged. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Class A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     (9) No Redemption: The shares of Class A preferred Stock shall not be redeemable from any holder.

     (10) Rank: The Class A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company, junior to all other classes and series of Preferred Stock and senior to the Common Stock.

     (11) Amendment: If any proposed amendment to these Articles of Incorporation would alter, change or repeal any of the preferences, powers or special rights given to the Class A Preferred Stock so as the affect the Class A Preferred Stock in any manner specified in the Georgia Business Corporation Code, Official Code of Georgia Section 14-2-1004, as now in effect or hereafter amended, then the holders of the Class A Preferred Stock shall be entitled to vote separately as a group upon such amendment, and the affirmative vote of two-thirds of the outstanding shares of the Class A Preferred Stock, shall be necessary for the adoption thereof, in addition to such other vote as may be required by the Georgia Business Corporation Code.


                                      III.

                       INITIAL REGISTERED OFFICE AND AGENT

     The street address and county of the initial registered office of the Corporation, which is also the mailing address of the initial principal office of the Corporation, is 303 Peachtree Street, Suite 400, Atlanta, Fulton County, Georgia 30308. The initial registered agent at such office shall be James S. Thomas.


                                       IV.

                                  INCORPORATOR

     The name and address of the incorporator is as follows:

                                 Catherine Smith
                           c/o Long, Aldridge & Norman
                              303 Peachtree Street
                                   Suite 5300
                             Atlanta, Georgia 30308


                                       V.

                                    DIRECTORS

     Section 5.01. Size of Board: The business of the Corporation shall be managed by or under the authority of a Board of Directors of not less than five
(5) nor more than fifteen (15) Directors, as may from time to time be fixed solely by the Board of Directors.

     Section 5 .02. Classification of Directors: The Board of Directors shall be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. Except as provided in Section 5.04 below, at the first annual meeting of shareholders, the Directors shall be divided into three classes, as nearly equal in size as may be, with the Directors of one class to be elected to hold office for a term expiring at the third annual meeting following the election and until their successors shall have been duly elected and qualified; with the Directors of the second class to be elected to serve for a term expiring at the second annual meeting following the election and until their successors shall have been duly elected and qualified; and the Directors of the third class to be elected to serve for a term expiring at the first annual meeting following the election and until their successors shall have been duly elected and qualified. Thereafter, Directors shall be elected for terms of three years, and until their successors have been duly elected and qualified. During the intervals between annual meetings of shareholders, any vacancy occurring in the Board of Directors caused by resignation, removal, death or other incapacity, and any newly created Directorships resulting from an increase in the number of Directors, shall be filled by a majority vote of the Directors then in office, whether or not a quorum. Directors may be elected by Shareholders only at an annual meeting of Shareholders. Each Director chosen to fill a vacancy shall hold office for the unexpired term in respect of which such vacancy occurred. Each Director chosen to fill a newly created Directorship shall hold office until the next election of the class for which such Director shall have been chosen. When the number of Directors is changed, any newly created Directorships or any decrease in Directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as possible.

     Section 5.03. Vacancies: If a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of Directors or removal of a Director by Shareholders, the vacancy may be filled exclusively by the Board of Directors, or, if the Directors remaining in office constitute fewer than a quorum of the Board, by the affirmative vote of a majority of all Directors remaining in office.

     Section 5.04. Initial Board: The initial Board of Directors of the Corporation shall consist of four members, and the name, address and initial term of office of each member is set forth below:

     The following Director shall hold office until the first Annual Meeting of the Shareholders:

     Thomas H. Benson, 303 Peachtree Street, N.E., Suite 400, Atlanta, Georgia 30308.

     The following Director shall hold office until the second Annual Meeting of
Shareholders:

     Robert L. Goocher, 303 Peachtree Street, N.E., Suite 400, Atlanta, Georgia 30308.

     The following Directors shall hold office until the third Annual Meeting of
Shareholders:

     David R. Jones, 303 Peachtree Street, N.E., Suite 400, Atlanta, Georgia 30308;

     Charles W. Bass, 303 Peachtree Street, N.E., Suite 400, Atlanta, Georgia 30308.

                                       VI.

               CONSIDERATIONS AVAILABLE TO THE BOARD OF DIRECTORS

     In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors, and individual Directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, customers, suppliers and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors the Directors consider pertinent.


                                      VII.

                        LIMITATIONS ON DIRECTOR LIABILITY

     No Director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a Director, except for liability (1) for any appropriation, in violation of his duties, of any business opportunity of the Corporation; (2) for acts or omissions which involve intentional misconduct or a knowing violation of the law; (3) for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code (the "Code"); or (4) for any transaction from which the Director received an improper personal benefit. If the Code is amended after the effective date of this Article to authorize corporate action further limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be limited to the fullest extent permitted by the Code, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.


                                      VIII.

                               REPURCHASED SHARES

     Shares of stock of the Corporation acquired by the Corporation shall constitute treasury shares, unless the Board of Directors by resolution otherwise provides.

                                       IX.

                          INDEMNIFICATION OF DIRECTORS

     Section 9.01. Right to Indemnification: Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, derivative, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact he or she, or a person of whom he or she is a legal representative, is or was a Director, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Code , as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the Code permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys' fees, judgements, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Director in connection with any such proceeding. Such indemnification shall continue as to a Director who has ceased to be a Director and shall inure to the benefit of the Director's heirs, executors and administrators. Except with respect to proceedings to enforce rights to indemnification by a Director, the Corporation shall indemnify any such Director in connection with a proceeding (or part thereof) initiated by such Director only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article shall be a contract right.

     Section 9.02. Advance for Expenses: The Corporation shall pay for or reimburse the actual and reasonable expenses incurred by a Director who is a party to a proceeding in advance of final disposition of the proceeding if the Director furnishes the Corporation: (1) a written affirmation of his or her good faith belief that his or her conduct does not constitute behavior of the kind set forth in Code Section 14-2-856(b); and (2) a written undertaking, executed personally or on his or her behalf, to repay any advances if it is ultimately determined that he or she is not entitled to indemnification for such expenses under this Article or otherwise. The undertaking must be an unlimited general obligation of the Director but need not be secured and may be accepted without reference to Director's financial ability to make repayment.

     Section 9.03. Enforcement: The rights to indemnification provided by this Article shall apply to all proceedings described in Section 9.01 of this Article, regardless of whether any provision of this Article has been amended or repealed subsequent to such acts or omissions. If a claim for indemnification under this Article is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Director may apply for indemnification or advancement of expenses to a court of competent jurisdiction pursuant to Code Section 14-2-854. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Director also shall be entitled to be paid the expenses of prosecuting or defending such suit. For purposes of this Article, references to the "Corporation" shall include, in addition to this Corporation, any merging or consolidating Corporation (including any merging or consolidation Corporation of a merging or consolidating Corporation) absorbed in a merger or consolidation with this Corporation, so that any person who is or was a Director of such merging or consolidating Corporation or who is or was serving at the request of such merging or consolidating Corporation as a Director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article with respect to this Corporation as he would if he had served this Corporation in the same capacity.


                                       X.

                        SPECIAL MEETINGS OF SHAREHOLDERS

     At any time in the interval between annual meetings of shareholders, special meetings of the shareholders may be called by the Chairman of the Board of Directors, the President, the Board of Directors or the Executive Committee by vote at a meeting, by a majority of the Directors in writing without a meeting, or by the holders of not less than 100% of the shares of Common Stock then outstanding and entitled to vote.


                                       XI.

                         SHAREHOLDERS' RIGHT TO DISSENT

     Section 11.01. Dissenters' Rights: A record shareholder of the Corporation is entitled to dissent from, and to obtain payment of the fair value of his shares in the event of the occurrence of any of the events described in Section 13.01(3) of these Articles of Incorporation with an "Interested Shareholder" as defined in Section 11.02 of these articles unless the transaction is approved by the Board of Directors in the manner described in Section 13.05 of these Articles of Incorporation.

     Section 11.02. "Interested Shareholder." For purposes of this Article, an "Interested Shareholder" shall mean any person, other than the corporation or its subsidiaries, that:

          (1) Is the beneficial owner of 10 percent or more of the voting power of the outstanding voting shares of the corporation; or

          (2) Is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the corporation and, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10 percent or more of the voting power of the then outstanding voting shares of the corporation (an "Affiliate").

     For the purpose of determining whether a person is an interested shareholder, the number of voting shares deemed to be outstanding shall not include any unissued voting shares which may be issuable pursuant to any agreement, arrangement, or understanding,

     Section 11.03. "Record Shareholder." For purposes of this Article a "record shareholder" shall mean any person in whose name shares are registered in the records of the Corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the Corporation.


                                      XII.

                               AMENDMENT OF BYLAWS

     Section 12.01. Amendment of Bylaws: No action shall be taken by the shareholders with respect to altering, amending or repealing the Bylaws of the Corporation, unless such action has been recommended by the Board of Directors, except by the affirmative vote of the holders of at least two-thirds (66-2/3%) of all of the outstanding shares entitled to vote. Such affirmative vote shall be in addition to any shareholder vote that would be required without reference to this Article.

     Section 12.02. Amendment of Article XII: The affirmative vote of shareholders required to alter, amend or repeal this Article, or to alter, amend or repeal any other provision of the Articles of Incorporation of the Corporation in any respect which would or might have the effect, directly or indirectly, of modifying, permitting any action inconsistent with, or permitting circumvention of, this Article shall be at least two-thirds (66-2/3%) of all of the outstanding shares entitled to vote, excluding from the number of shares deemed to be outstanding shares for purposes of such vote to amend, alter or repeal this Article, all shares beneficially owned by an "Interested Shareholder" as that term is defined in Section 11.02 of these Articles of Incorporation; provided, however, that if such proposed alteration, amendment or repeal is approved by a majority of the "Continuing Directors" as that term is defined in Section 13.01(5) of these Articles of Incorporation, provided at the time of such approval the Continuing Directors constitute at least a majority of the Board of Directors, then such proposed alternation, amendment or repeal shall require for approval only such affirmative vote as is required by law and by any other provision of these Articles of Incorporation or the Bylaws. The two-thirds (66-2/3%) affirmative vote provided for herein shall be in addition to any shareholder vote that would be required without reference to this Article.

                                      XIII.

                   BUSINESS COMBINATIONS WITH RELATED PERSONS

     Section 13.01. Definitions.

     The following definitions shall apply for purposes of this Article XIII:

     (1) Affiliate. An "Affiliate" of, or Person "affiliated with," a specified Person, is a Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a specified Person. The term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise and the beneficial ownership of shares representing ten percent (10%) or more of the votes entitled to be cast by the Corporation's voting shares shall create an irrebuttable presumption of control.

     (2) Associate. The term "Associate," when used to indicate a relationship with any Person, means (a) any Person (other than this Company or a subsidiary of this Company) of which such Person is an officer, director or partner or is the Beneficial Owner of ten percent (10%) or more of any class of equity securities, (b) any trust or other estate in which such Person has a beneficial interest of ten percent (10%) or more or as to which such Person serves as a trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse who has the same home as such Person.

     (3) Beneficial Owner. A Person shall be considered to be the "Beneficial Owner" of any equity securities of this Company;

          (a) which such Person or any of such Person's Affiliates or Associates owns, directly or indirectly;

          (b) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has (i) the right to acquire, whether such right is exercisable immediately or only after the passage of time, agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise; or (ii) the right to vote pursuant to any agreement, arrangement, or understanding;

          (c) which are owned, directly or indirectly, by any other Person with which such Person or any of its Affiliates or Associates has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of equity securities of this Company.

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

     (4) Business Combination. The term "Business Combination" shall mean:

          (a) a merger or consolidation of this Company or any Subsidiary with or into any other Person, or of such other Person with or into this Company or any Subsidiary, or

          (b) any sale, exchange, lease, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, of the assets of this Company or any Subsidiary having an aggregate book value as of the end of the Company's most recently ended fiscal quarter of ten percent (10%) or more of the net assets of the Company to any other Person, or

          (c) any sale, exchange, lease, mortgage, pledge, transfer or other disposition for value by any other Person of any assets to this Company or any Subsidiary in exchange for Outstanding Shares, or outstanding shares of any Subsidiary, where the result of such transaction is that such other Person is the Beneficial Owner of a majority of the Outstanding Shares, or

          (d) the liquidation or dissolution of the Company or any Subsidiary proposed by or on behalf of a Related Person, or

          (e) any share exchange in which the shares of Common Stock of the Company or of any Subsidiary having an aggregate book value as of the end of the Company's most recently ended fiscal quarter of ten percent (10%) or more of the net assets of the Company are exchanged for shares, other securities, cash or other property, or

          (f) any amendment of these Articles of Incorporation which would effect a reclassification of any securities of this Company, (including a reverse stock split or the equivalent thereof) or any merger of the Company with any of its Subsidiaries, which has the effect, directly or indirectly, of increasing the proportionate share of any class of the Outstanding Shares of the Company or any Subsidiary beneficially owned by a Related Person.

     (5) Continuing Director. The term "Continuing Director" shall mean any member of the Board of Directors who is not a Related Person or an Affiliate or Associate of a Related Person or of any such Affiliate or Associate, or a representative of a Related Person or of any such Affiliate or Associate, and was a Director of the Company prior to the time a Related Person became such, and any successor to such Continuing Director who is not an Affiliate or Associate of a Related Person and was recommended by a majority of the Continuing Directors then on the Board of Directors, provided that at the time of such recommendation, Continuing Directors comprise a majority of the Board. If there is no Related Person, all members of the Board of Directors shall be deemed to be "Continuing Directors."

     (6) Date of Determination. The term "Date of Determination" shall mean (a) the date on which a binding agreement (except for the fulfillment of conditions precedent, including, without limitation, votes of shareholders to approve such transaction) is entered into by this

Company, as authorized by the Board of Directors, and another Person providing for any Business Combination, or (b) if such an agreement as referred to in item
(a) above is amended so as to make it less favorable to this Company or its shareholders, the date on which such amendment is entered into by the Company, as authorized by the Board of Directors, or (c) in cases where neither items (a) nor (b) shall be applicable, the record date for the determination of shareholders of this Company entitled to notice of and to vote upon the transaction in question. The Board of Directors shall have the power and duty to determine pursuant to the foregoing the Date of Determination as to any transaction for purposes of this Article XIII. Any such determination made by the Board of Directors in good faith shall be conclusive and binding for all purposes of Article XIII.

     (7) Fair Market Value. The term "Fair Market Value" shall mean, as of any date: (a) in the case of stock, either (i) the median of the averages of the daily high and low sale prices during the 30-day period immediately preceding such date of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed; or (ii) if such stock is not listed on any such exchange, the median of the averages of the daily closing bid and closing asked quotations on the National Association of Securities Dealers Automated Quotations System ("NASDAQ") (or any successor system then in use), or the median of the averages of the daily high and low sales prices on the NASDAQ National Market System, if applicable, for such stock during the 30-day period preceding such date, or if no such quotations are then available, the fair market value as determined in good faith by a majority of the Continuing Directors; and (b) in the case of property other than cash or stock, the fair market value of such property on such date as determined in good faith by a majority of the Continuing Directors.

     (8) Outstanding Shares. The term "Outstanding Shares" shall mean any issued shares of capital stock of the Company with the right generally to vote for the election of Directors, but shall not include any shares (prior to issue) which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants, options or otherwise.

     (9) Person. The term "Person" shall mean any individual, partnership, corporation, group or other entity (other than the Company, any Subsidiary of the Company or a trustee holding stock for the benefit of employees of the Company or its Subsidiaries, or any one of them, pursuant to one or more employee benefit plans or arrangements). When two or more Persons act as a partnership, limited partnership, syndicate, association or other group for the purposes of acquiring, holding, voting or disposing of the Outstanding Shares, such partnership, syndicate, association, or group shall be deemed a "Person."

     (10) Related Person. The term "Related Person" shall mean any Person which, together with the Affiliates and Associates of such Person, is the Beneficial Owner as of the Date of Determination or immediately prior to the consummation of a Business Combination, or both, of at least that number of shares of stock of the Company equal to twenty percent (20%) of all of the Outstanding Shares, but does not include any one or a group of more than one Continuing

Director. The term "Related Person" shall include the Affiliates and Associates of such Related Person.

     (11) Subsidiary. The term "Subsidiary" shall mean any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Company.

     Section 13.02. Determination of Application of Article XIII.

     The Board of Directors shall have the power and the duty to determine for the purposes of Article XIII on the basis of the information known to the Board of Directors, any fact determinable under Article XIII and the applicability of all definitions to transactions contemplated by Article XIII, including but not limited to the following:

          (1) the number of shares of stock of the Company owned by a Person, and

          (2) whether a Person is an Affiliate or Associate of another, and

          (3) the fair market value, to be determined pursuant to the definition of "Fair Market Value" contained in Section 13.01, of consideration other than cash received or to be received for Outstanding Shares.

     Any such determination  shall be conclusive and binding for all purposes of
Article XIII, provided that such determination is approved by a majority of the Continuing Directors then in office.

     Section 13.03. Voting Requirements for Business Combinations with Related Persons.

     Except as set forth in Sections 13.04 and 13.05 of this Article XIII, if as of the Date of Determination with respect to any Business Combination, any Person that is a party to such Business Combination is a Related Person, the affirmative vote or consent of the holders of at least seventy-five percent (75%) of all Outstanding Shares shall be required to approve such Business
Combination. Such affirmative vote shall be required notwithstanding the fact that no vote maybe required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise, and shall be in addition to any shareholder vote which would be required without reference to this Article XIII.

     Section 13.04. Nonapplicability of Special Voting Requirements.

     The provisions of Section 13.03 shall not apply if all of the following conditions shall have been met, provided, however, that nothing contained in this Article XIII shall be construed to relieve any Related Person from any fiduciary obligation imposed by law:

          (1) The consideration to be received by the Company or per share by holders of Outstanding Shares shall be in cash or in the same form as the consideration given by the Related Person in acquiring Outstanding Shares at any time during the period commencing on the date of the first acquisition by such Related Person of any Outstanding Shares and ending on and including the date upon which the Related Person became a Related Person. If the Related Person paid for Outstanding Shares with varying forms of consideration, the form of consideration to be received by the Company or per share by holders of Outstanding Shares shall be either cash or the form of consideration used to acquire the largest number of Outstanding Shares acquired by the Related Person during such two-year period.

          (2) The Fair Market Value of the consideration received in such Business Combination by the Company (analyzed on a per share basis) or per share by holders of Outstanding Shares is not less than the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) paid by such Related Person in acquiring any of its holdings of Outstanding Shares.

          (3) The ratio of:

               (a) the Fair Market Value of the consideration to be received in such Business Combination by the Company (analyzed on a per share basis) or per share by holders of Outstanding Shares to

               (b) the per share market price of Outstanding Shares immediately prior to the announcement of the Business Combination is at least as great as the ratio of

               (c) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) which such Related Person has paid for any of the Outstanding Shares acquired by it prior to the Date of Determination, to

               (d) the per share market price of Outstanding Shares immediately prior to the initial acquisition by such Related Person of any Outstanding Shares.

          (4) If the Related Person is a corporation, the Fair Market Value of the consideration to be received in such Business Combination by the Company (analyzed on a per share basis) or per share by holders of Outstanding Shares shall be not less than the earnings per share of Outstanding Shares during the four full consecutive fiscal quarters immediately preceding the Date of Determination for solicitation of votes on such Business Combination multiplied by the then price/earnings multiple (if any) of such Related Person as customarily computed and reported in the financial community;

          (5) The Fair Market Value of consideration to be received in such Business Combination by the Company (analyzed on a per share basis) or per share by holders of Outstanding Shares shall be not less than the sum of:

               (a) the higher of (i) the highest gross per share price paid or agreed to be paid by the Related Person to acquire any of the Outstanding Shares of the Company beneficially owned by such Related Person or (ii) the highest per share market price for such Outstanding Shares since the Related Person became a Related Person, plus

               (b) an amount equal to the highest price/earnings multiple of the Company, as customarily computed and reported in the financial community, attained by the Company during the five fiscal years immediately preceding the Date of Determination multiplied by the aggregate amount, if any, by which 10% of such higher per share price determined under (a) above exceeds the smallest quarterly common stock dividend per share (annualized) paid in cash since the date on which such Related Person became a Related Person;

          (6) The Fair Market Value of the consideration to be received in such Business Combination by the Company (analyzed on a per share basis) or per share by holders of Outstanding Shares shall not be less than the per share book value of Outstanding Shares at the end of the most recent fiscal year preceding the Date of Determination, calculated in accordance with generally accepted accounting methods;

          (7) After such Related Person has become a Related Person and prior to the consummation of such Business Combination: (a) except as approved by two-thirds of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any dividends (whether or not cumulative) on any outstanding Preferred Stock of the Company; and (b) there shall have been (i) no reduction in the annual dividend from that most recently paid on Outstanding Shares (except as necessary to reflect any subdivision of the Outstanding Shares through stock dividend, stock split, or otherwise), except as approved by two-thirds of the Continuing Directors, and (ii) an increase in such annual dividend as necessary to reflect any reclassification (including a reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of Outstanding Shares, unless the failure so to increase such annual dividend is approved by two-thirds of the Continuing Directors;

          (8) After such Related Person has become a Related Person, such Related Person shall not have received the benefit, directly or indirectly (except proportionately as a shareholder of the Company) of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Company, whether in anticipation of or in connection with such Business Combination or otherwise.

     Section 13.05. Approval by Continuing Directors.

     Approval by Continuing  Directors.  The  provisions  of Sections  13.03 and
13.04 shall not be applicable to any particular Business Combination or other event covered thereby, and such Business Combination or other event covered thereby shall require only such affirmative vote as is required by law and by any other provision of these Articles of Incorporation, if both of the following conditions with respect to such Business Combination or other event shall have been satisfied: (1) the Business Combination or other event shall have been approved by two-thirds of the Continuing Directors; and (2) at the time of such approval, Continuing Directors comprised at least a majority of the Board of Directors.

     Section 13.06. Amendment.

     The affirmative vote of shareholders required to alter, amend or repeal this Article XIII, or to alter, amend, or repeal any other provision of the Articles of Incorporation of the Company in any respect which would or might have the effect, directly or indirectly, of modifying, permitting any action inconsistent with, or permitting circumvention of, this Article XIII (including, but not limited to, any amendment of the Articles of Incorporation which would effect a reclassification of any securities of this Company which has the effect, directly or indirectly, of increasing the proportionate share of Outstanding Shares, or outstanding shares of any Subsidiary, beneficially owned by a Related Person), shall be at least seventy-five percent (75%) of all of the Outstanding Shares; provided, however, that if such proposed alteration, amendment or repeal is approved by two-thirds of the Continuing Directors and at the time of such approval Continuing Directors comprise at least a majority of the Board of Directors, then such proposed alteration, amendment or repeal shall require for approval only such affirmative vote as is required by law and by any other provision of these Articles of Incorporation. The 75% affirmative vote provided for above shall be in addition to any shareholder vote which would be required without reference to this Article XIII.

     IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment and Restatement this 4th day of January, 1996.


                                           /s/ Melanie M. Platt
                                           ----------------------------------
                                           Melanie M. Platt
                                           Corporate Secretary